CONSENT OF INDEPENDENT AUDITORS

Nantucket Industries, Inc.
Yonkers, New York

We have issued our report dated June 5, 2002, relating to the financial statements of Nantucket Industries, Inc. for the year ended February 28, 2002 appearing in the Company’s Form 10-KSB. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

Cunzio & Company Inc.

By:	/s/ Vincent Cunzio Vincent Cunzio

North White Plains, New York
September 12, 2002